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                                                                    EXHIBIT 99.1



                   WORLDCOM, INC./INTERMEDIA MERGER COMPLETED

CLINTON, Miss., -- July 1, 2001 - WorldCom (NASDAQ: WCOM, MCIT), the leading global data and Internet company, today announced that its merger with Intermedia Communications Inc. has been completed, effective today.

"The closing of the Intermedia merger finalizes our acquisition of a controlling-interest in Digex, the industry's leading web-hosting provider," said Bernard J. Ebbers, president and chief executive officer of WorldCom. "We are now able to leverage Digex's unique assets to fuel our web hosting expansion plans by providing a comprehensive portfolio of mission critical hosting products and services for mid- and large-sized businesses."

As a result of the merger, each share of Intermedia common stock was converted into the right to receive one share of WorldCom group stock and 1/25 of a share of MCI group stock. Holders of each of the series of Intermedia preferred stock, other than Intermedia series B preferred stock, are entitled to receive one share of a class of WorldCom preferred stock for each share of Intermedia preferred stock they own. The new WorldCom preferred stock has terms that are substantially similar to the terms of the Intermedia preferred stock except as described in the proxy statement/prospectus dated May 14, 2001. Shares of Intermedia series B preferred stock will remain outstanding as preferred stock of Intermedia following the merger.

In accordance with the Digex Delaware Stockholders Litigation settlement, WorldCom contributed 9,896,833 shares of freely tradable WorldCom group stock and 395,873 shares of freely tradable MCI group stock ($165 million of securities based on the prescribed pricing formula) to a settlement fund to be distributed to Digex shareholders of record on September 1, 2000 and June 29, 2001.


About WorldCom, Inc.

WorldCom, Inc. (Nasdaq: WCOM, MCIT) is a preeminent global communications company for the digital generation, generation d, operating in more than 65 countries with 2000 revenues of approximately $39 billion. WorldCom provides the innovative technologies and services that are the foundation for business in the 21st century. For more information, go to http://www.worldcom.com.